Exhibit 99.1

News Release

BBCN AND WILSHIRE COMPLETE MERGER OF EQUALS

CREATING THE ONLY SUPER REGIONAL KOREAN-AMERICAN BANK IN THE U.S.

— Company and Bank Subsidiary Rebranded as Hope Bancorp, Inc. and Bank of Hope —

— Anticipates Trading Under New Stock Ticker Symbol “HOPE” Effective August 1, 2016 —

LOS ANGELES — July 29, 2016 — BBCN Bancorp, Inc. (NASDAQ: BBCN) and Wilshire Bancorp, Inc. (NASDAQ: WIBC) today announced the completion of their merger of equals that will take effect as of the close of business today.  The transformational combination creates the only super regional Korean-American bank in the United States, with total assets of approximately $13.2 billion, gross loans of approximately $10.4 billion and total deposits of approximately $10.6 billion.

As previously announced, the combined entity will operate under the new name of “Hope Bancorp, Inc.” at the holding company level, and the combined bank operations of the wholly owned subsidiaries will operate under the new banner of “Bank of Hope.”  It is expected that Hope Bancorp will start trading under the new stock ticker symbol, “HOPE”, effective as of market open on Monday, August 1, 2016.

“We are extremely excited to complete this transformational merger and embark on our new journey as the representative enterprise of the Korean-American banking industry,” said Kevin S. Kim President and Chief Executive Officer of Hope Bancorp and Bank of Hope.  “We believe our new name and flag-like logo instills a sense of pride and optimism for the future.  The bars, which form a hidden ‘H,’ symbolize the relationships between Bank of Hope and all of its constituents and exemplify elevated steps and forward progress.  The colors of our logo include a mix of blues to personify the strength of our Bank, greens to embody growth, and yellows to symbolize opportunities in Hope.  The gradient colors built with blue-green, green and yellow-green are unique to us.  We call this expression of color ‘Hope Green.’  Bank of Hope will serve as a cornerstone for Korean-American communities across the United States, and we look forward to introducing our new brand to our customers, communities and shareholders.”

“Bank of Hope is an unrivaled organization with the only nationwide platform providing full banking services in all of the top major geographic markets with sizeable Korean-American communities in the United States,” said Steven S. Koh, Chairman of the Board of Hope Bancorp and Bank of Hope.  “Coupled with a comprehensive offering of products and services for our customer base, we are confident that Bank of Hope is well positioned to deliver long-term benefits for all of our stakeholders, including our customers, our employees, our communities and our shareholder base.”

Pursuant to the merger agreement, Wilshire Bancorp shareholders have the right to receive 0.7034 shares of Hope Bancorp for each share of Wilshire Bancorp common stock they own.

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The former BBCN Bancorp was advised by the investment banking firm of Keefe, Bruyette, & Woods, Inc., a Stifel Company, as well as the law firm of Morrison & Foerster LLP.  The former Wilshire Bancorp was advised by the investment banking firm of Sandler O’Neill + Partners, L.P. and the law firm of Hunton & Williams LLP.  Landor provided strategic brand consulting and design services for the development of the new Hope Bancorp and Bank of Hope brand, complete with visual identity and tagline.

About Hope Bancorp, Inc.

Hope Bancorp, Inc. is the holding company of Bank of Hope, the first and only super regional Korean-American bank in the United States with more than $13 billion in total assets as of July 30, 2016.  Formed through the merger of BBCN Bank and Wilshire Bank, the top two commercial lenders in the market, Bank of Hope is headquartered in Los Angeles and serves a multi-ethnic population of customers across the nation.  Bank of Hope operates 85 full-service branches in California, Washington, Texas, Illinois, New York, New Jersey, Virginia, Georgia and Alabama.  The Bank also operates SBA loan production offices in Seattle, Denver, Dallas, Atlanta, Northern California, Annandale, Virginia, Portland, Oregon and Fremont, California; residential mortgage loan production offices in California; and a representative office in Seoul, Korea.  Bank of Hope specializes in core business banking products for small and medium-sized businesses, with an emphasis in commercial real estate and commercial lending, SBA lending and international trade financing.  Bank of Hope is a California-chartered bank, and its deposits are insured by the FDIC to the extent provided by law.  Bank of Hope is an Equal Opportunity Lender.  For additional information, please go to bankofhope.com.

Forward-Looking Statements

This press release may contain forward-looking statements. These statements are based on current expectations, estimates, forecasts and projections and management assumptions about the future performance of the combined company, as well as the businesses and markets in which the combined company operates and is expected to operate. These statements constitute forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, involve certain risks, uncertainties and assumptions that are difficult to assess and  are not guarantees of future performance and.  Actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. Readers should carefully review the risk factors and the information that could materially affect the Company’s financial results and business, described in documents the Company files from time to time with the Securities and Exchange Commission, including its quarterly reports on Form 10-Q and Annual Reports on Form 10-K, and particularly the discussions of business considerations and certain factors that may affect results of operations and stock price set forth therein. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to revise or publicly release the results of any revision to these forward-looking statements.

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Contact:

Angie Yang

SVP, Director of Investor Relations &

Corporate Communications

213-251-2219

angie.yang@bankofhope.com